Period Ended May 31, 2003

John Hancock Sovereign Bond Fund

John Hancock Bond Fund
Series - 1
NAV per share - Class C 15.69
NAV per share - Class I 15.69

Dividends from net
investment income
Per share Class C - 0.66
Per share Class I - 0.82